Exhibit 10.30

Portions of this Exhibit have been redacted because they are both (i) not material and (ii) would be competitively harmful if publicly disclosed. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of November 23, 2020 by and between Iovance Biotherapeutics, Inc., a Delaware corporation (the “Company”), and Jean-Marc Bellemin (“Executive”) (either party individually, a “Party”; collectively, the “Parties”).

WHEREAS, the Company desires to employ Executive to serve as the Company’s Chief Financial Officer;

WHEREAS, the Parties desire to enter into this Agreement to set forth the terms and conditions of Executive’s employment by the Company and to address certain matters related to Executive’s employment with the Company;

WHEREAS, both the Company and the Executive have read and understood the terms and provisions set forth in this Agreement, and Executive acknowledges Executive has been afforded a reasonable opportunity to review this Agreement with Executive’s legal counsel to the extent desired;

NOW, THEREFORE, in consideration of the foregoing, the promises and obligations set forth below and for other good and valuable consideration, the receipt of which is hereby acknowledged by the Parties, the Company and Executive agree and intend to be legally bound, as follows:

1.          Effective Date. Effective December 14, 2020 (the “Effective Date”), the Company hereby employs Executive, and Executive hereby accepts such employment, upon the terms and conditions set forth herein.

2.          Position and Duties.

2.1        Position. The Company agrees to employ Executive in the position of Chief Financial Officer reporting to the Chief Executive Officer. The Executive shall have the duties and responsibilities consistent with the office of a Chief Financial Officer of a publicly traded corporation, and such other duties and responsibilities as determined from time to time by the Company, including but not limited to the Chief Executive Officer. Executive shall perform faithfully and diligently such duties as are reasonable and customary for Executive’s position, as well as such other duties as the Company and/or Chief Executive Officer shall reasonably assign from time to time. Executive shall perform his duties in the Company’s offices in San Carlos, California subject to customary travel as reasonably required.

2.2        Best Efforts/Full-Time.

2.2(a) Executive understands and agrees that Executive will faithfully devote Executive’s best efforts and substantially all of his time during business hours to the faithful and loyal performance of his job duties to the Company (except for permitted vacation periods and reasonable periods of illness or other incapacity). Executive will abide by all policies duly adopted by the Company, as well as all applicable federal, state and local laws, regulations or ordinances. Executive will act in a manner that Executive reasonably believes to be in the best interest of the Company at all times. Executive further understands and agrees that Executive has a fiduciary duty of loyalty to the Company to the extent provided by applicable law and that Executive will take no action which materially harms the business, business interests, or reputation of the Company.

2.2(b)    Executive agrees that he shall not, directly or indirectly, (i) engage or participate in any outside activity that would, or may be perceived to, conflict with the best interests of the Company or Executive’s duties to the Company, or (ii) provide services to or invest in any corporation or entity that competes or intends to compete with the business of the Company.

2.2(c)    Executive agrees that, during the term of this Agreement, Executive shall work exclusively for the Company. Consequently, Executive agrees to not accept employment, of any kind, from any person or entity other than the Company, and to not perform duties or render services to any person or entity other than the Company. Notwithstanding the foregoing, nothing herein shall prohibit Executive from (i) serving as a member of the board of directors of an entity engaged solely in charitable activities or community affairs, provided that, such activity shall be limited by Executive so as not to interfere with the performance of Executive’s duties and responsibilities hereunder; (ii) owning, as a passive investment, less than 1% of capital stock of any corporation listed on the national securities exchange or a publicly traded over-the-counter market; or (iii) engaging in any other manner of employment, consulting or other business activity with the written consent of the Company, the Chief Executive Officer, or as approved by the Company’s Board of Directors or a committee thereof (collectively, the “Board”).

3.          At-Will Employment. Executive’s employment with the Company will be “at-will” and will not be for any specific period of time. As a result, Executive is free to resign at any time, for any or no reason, as Executive deems appropriate. The Company will have a similar right and may terminate Executive’s employment at any time, with or without cause. Executive’s and the Company’s respective rights and obligations at the time of termination are outlined below in Section 6 of this Agreement.

4.          Compensation.

4.1        Base Salary. As compensation for the performance of all duties to be performed by Executive hereunder, the Company shall pay to Executive a base salary of $450,000 per year, less applicable deductions for state and federal withholding tax, social security and all other employment taxes and authorized payroll deductions, payable on a prorated basis as it is earned, in accordance with the normal payroll practices of the Company (the “Base Salary”).

4.2        Signing Bonus.  As a signing bonus, Executive shall receive two payments of $65,000 (subject to payroll taxes) (the “Signing Bonus Payments”). The first payment of the Signing Bonus Payments will be paid on the Company’s first regular payroll date in January 2021, and the second payment will be paid in 2021 on the date on which annual bonus payments for 2020 are made to all other Company employees. The Signing Bonus Payments shall be considered earned eighteen (18) months following the Effective Date or, if applicable, the date on which Executive’s employment is terminated by the Company without Cause (as defined herein), due to death or Disability (as defined herein), or by Executive for Good Reason (as defined herein) prior to eighteen (18) months from the Effective Date. If Executive’s employment is terminated by the Company for Cause or by Executive without Good Reason (including by Executive’s resignation) prior to or on the date that is eighteen (18) months from the Effective Date (the “Separation Date”), he shall, within ten (10) days after the Separation Date, repay to the Company a portion of the total value of the Signing Bonus Payments (before the deduction of any applicable taxes) in accordance with the table below based on his Separation Date.

Months from the Effective Date through the Separation Date	Portion of total value of Signing Bonus Payments repayable by Executive to Company
< 12 months	100%
12 - 18 months	75%
> 18 months	0%

For avoidance of doubt, the Signing Bonus Payments are an advance only and shall not be deemed earned unless the foregoing requirements for the Signing Bonus Payments are satisfied.

4.3        Stock Options. As of the Effective Date, Executive shall receive stock options to purchase an aggregate of 150,000 shares of the Company’s common stock. To the extent legally permitted, the stock options shall be incentive stock options. The stock options will have an exercise price equal to the closing trading price of the common stock on the Effective Date. Provided that Executive is still employed with the Company on the following dates, the foregoing stock options will vest in installments as follows: (i) Options for the purchase of one-third of the 150,000 shares shall vest on one year anniversary of the Effective Date; and (ii) the remaining stock options shall vest as to one-twelfth of the 150,000 shares at the end of each quarter over the next two years, commencing with the first quarter following the first anniversary of the Effective Date. Upon the termination of Executive’s employment with the Company, except as provided herein, the unvested options will be forfeited and returned to the Company.

4.4        Incentive Compensation. Executive will be eligible to participate in the Company’s annual incentive compensation program (“Incentive Plan”) applicable to executive employees, as approved by the Board (the year in which the program is implemented, the “Plan Year”), such participation to begin on January 1, 2021. The Incentive Compensation shall be paid in accordance with the terms and conditions outlined in the Incentive Plan and based upon the achievement of certain goals, objectives, and other metrics as decided by the Board.  The maximum potential amount payable to Executive under the Incentive Plan, if earned, shall be 40% of Executive’s Base Salary earned during the applicable calendar year. Compensation under the Incentive Plan (“Incentive Compensation”) will be conditioned on the satisfaction of individual and Company objectives, as established in writing by the Company. No Incentive Compensation will be payable to Executive to the extent Executive is not employed on the Incentive Compensation payment date.  The payment of any Incentive Compensation pursuant to this Section 4.3 is in the sole discretion of the Board, in accordance with the Incentive Plan, and shall be made in accordance with the normal payroll practices of the Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and authorized payroll deductions.

4.5        Performance Review. The Company will periodically review Executive’s performance on no less than an annual basis and may increase (but not decrease) Executive’s salary or other compensation, as it deems appropriate in its sole and absolute discretion and with any necessary Board approval requirements.

4.6        Customary Fringe Benefits. Executive understands and agrees that certain employee benefits may be provided to the Executive by the Company incident to the Executive's employment. Executive will be eligible for all customary and usual fringe benefits generally available to executive employees and all other employees of the Company subject to the terms and conditions of the Company’s benefit plan documents. Executive understands and agrees that any employee benefits provided to the Executive by the Company incident to the Executive's employment (other than Base Salary, Incentive Compensation and any applicable Severance Payment) are provided solely at the discretion of the Company and may be modified, suspended or revoked at any time, without notice or the consent of the Executive, unless otherwise provided by law. Moreover, to the extent that these benefits are provided pursuant to policies or plan documents adopted by the Company, Executive acknowledges and agrees that these benefits shall be governed by the applicable employment policies or plan documents. The benefits to be provided to Executive shall include group health insurances and participation in a 401(k) plan. Executive will be eligible to receive paid time off benefits in the form of vacation, sick and holidays.  The amount, eligibility and extent of these benefits shall be governed by the Company’s applicable policy in effect and as amended from time to time and in compliance with applicable law.

4.7        Business Expenses. Executive will be reimbursed for all reasonable and necessary out- of-pocket business expenses incurred in the performance of Executive’s duties on behalf of the Company, including travel-related expenses. To obtain reimbursement, Executive shall provide the

Company with reasonable documentation and receipts establishing the amount and nature of such expenses.  Executive shall comply with such reasonable budget limitations and pre-approval, approval, and reporting requirements with respect to expenses as the Company may establish from time to time.

5.        Confidentiality and Proprietary Agreement. Executive agrees to abide by the Company’s Employee Proprietary Information and Inventions Agreement (the “EPIIA”), which Executive has signed and is incorporated herein by reference.

6.          Termination of Executive’s Employment.

6.1       Termination for Cause by the Company. The Company may terminate Executive’s employment immediately at any time and without notice for “Cause.” For purposes of this Agreement, “Cause” shall mean (i) a material breach by Executive of this Agreement or the EPIIA; (ii) the death of Executive or his disability resulting in his inability to perform his reasonable duties assigned hereunder for a period of 180 days; (iii) Executive’s theft, dishonesty, or falsification of any Company documents or records; (iv) Executive’s improper use or disclosure of the Company’s confidential or proprietary information; (v) Executive’s conviction (including any plea of guilty or nolo contendere) of any criminal act which impairs Executive’s ability to perform his duties hereunder or which in the Board’s judgment may materially damage the business or reputation of the Company; (vi) failure or refusal to comply with reasonable and lawful Company policies and procedures; or (vii) Executive’s failure and/or inability to comply with or meet the requirements of any performance improvement plan reasonably provided to Executive by the Chief Executive Officer and/or the Board; provided, however, that prior to termination for cause arising under clause (i), Executive shall have a period of ten days after written notice from the Company to cure the event or grounds constituting such cause. Any notice of termination provided by Company to Executive under this Section 6.1 shall identify the events or conduct constituting the grounds for termination with sufficient specificity so as to enable Executive to take steps to cure, if curable, the same if such default is a material breach by Executive of this Agreement or the EPIIA. In the event Executive’s employment is terminated in accordance with this subsection 6.1, Executive shall be entitled to receive only the Base Salary, prorated to the date of termination. All other obligations of the Company to Executive pursuant to this Agreement will be automatically terminated and completely extinguished.

6.2        Termination Without Cause by The Company/Separation Package. The Company may terminate Executive’s employment under this Agreement without Cause (as defined in Section 6.1 above) at any time on thirty (30) days’ advance written notice to Executive. In the event of such termination, Executive will receive Executive’s Base Salary through the date of termination. Upon such termination of employment without Cause, Executive will be eligible to receive a “Severance Payment” equivalent to six months of Executive’s then Base Salary, payable in full within thirty (30) days after termination, provided that Executive first satisfies the Severance Conditions. For purposes of this Agreement, the “Severance Conditions” are defined as (1) Executive’s execution and non- revocation of a full general release, and such release has become effective in accordance with its terms prior to the 30th day following the termination date; and (2) Executive’s reaffirmation of Executive’s commitment to comply, and actual compliance, with all surviving provisions of this Agreement, as well as any other agreements concerning his employment with and separation from employment, including without limitation, and confidentiality and proprietary information agreements. Following payment of the Severance Payment, Base Salary, and any benefits required to be paid in accordance with applicable benefit plans through the date of termination, all other obligations of the Company to Executive pursuant to this Agreement will be automatically terminated and completely extinguished.

6.3        Termination Upon a Change of Control. For purposes of this Agreement, “Change of Control” shall mean: (1) a merger or consolidation or the sale or exchange by the stockholders of the Company of capital stock of the Company, where the stockholders of the Company immediately before such transaction do not obtain or retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock or other voting equity of the surviving or acquiring corporation or other surviving or acquiring entity, in substantially the same proportion as before such transaction; (2) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred; or (3) the sale or exchange of all or substantially all of the Company’s assets (other than a sale or transfer to a subsidiary of the Company as defined in section 424(f) of the Internal Revenue Code of 1986, as amended (the “Code”)), where the stockholders of the Company immediately before such sale or exchange do not obtain or retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock or other voting equity of the corporation or other entity acquiring the Company’s assets, in substantially the same proportion as before such transaction; provided, however, that a Change of Control shall not be deemed to have occurred pursuant to any transaction or series of transactions relating to a public or private financing or re-financing, the principal purpose of which is to raise money for the Company’s working capital or capital expenditures and which does not result in a change in a majority of the members of the Board. If, within six (6) months immediately preceding a Change of Control or within twelve (12) months immediately following a Change of Control, the Executive’s employment is terminated by the Company for any reason other than Cause, then the Executive shall be entitled to receive the following compensation, provided that Executive first satisfies the Severance Conditions: (i) the Severance Payment set forth in Section 6.2 and (ii) any then time-based unvested stock options granted to Executive by the Company to the extent then outstanding at the time of such termination will become fully vested on the last day of Executive’s employment with the Company, and Executive shall have three months from the date of termination within which to exercise his vested options.  Following payment of the Severance Payment, Base Salary, and any benefits required to be paid in accordance with applicable benefit plans through the date of termination, all other obligations of the Company to Executive pursuant to this Agreement will be automatically terminated and completely extinguished.

6.4        Resignation. Executive shall have the right to terminate this Agreement at any time, for any reason, by providing the Company with thirty (30) days written notice, provided, however, that subsequent to Executive’s resignation, Executive shall be required to comply with all surviving provisions of this Agreement. Executive shall not be entitled to any Severance Pay. Executive will only be entitled to receive Executive’s Base Salary earned up to the date of termination. Notwithstanding the foregoing, Executive has the right upon thirty (30) days written notice to the Company to terminate Executive’s employment for “Good Reason” due to occurrence of any of the following: (i) a material adverse change in Executive’s title, duties or responsibilities; (ii) any failure by the Company to pay, or any reduction by Company of, the base salary or any failure by Company to pay any non-discretionary Incentive Compensation to which Executive is entitled pursuant to Section 4; (iii) the Company creates a work environment designed to constructively terminate Executive or to unlawfully harass or retaliate against Executive; or (iv) a Change of Control occurs in which the Company is not the surviving entity and the surviving entity fails to offer Executive an executive position at a compensation level at least equal to Executive’s then compensation level under this Agreement. In the event that Executive terminates his employment for Good Reason, then Executive shall be entitled to receive the Base Salary, and Severance Payment as if Executive were terminated by the Company without Cause under Section 6.2, subject to Executive’s compliance with all of the Severance Conditions.

6.5        Application of Section 409A.

6.5(a)    Notwithstanding anything set forth in this Agreement to the contrary, no amount payable pursuant to this Agreement which constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code (the “Section 409A Regulations”) shall be paid unless and until Executive has incurred a “separation from service” within the meaning of the Section 409A Regulations.

6.5(b)    Company intends that income provided to Executive pursuant to this Agreement will not be subject to taxation under Section 409A of the Code. The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code. However, Company does not guarantee any particular tax effect for income provided to Executive pursuant to this Agreement. In any event, except for Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Executive, Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to Executive pursuant to this Agreement.

6.5(c)    Furthermore, to the extent that Executive is a “specified employee” within the meaning of the Section 409A Regulations as of the date of Executive’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of Executive’s separation from service shall be paid to Executive before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of Executive’s separation from service or, if earlier, the date of Executive’s death following such separation from service. All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

6.5(d)    Notwithstanding anything herein to the contrary, the reimbursement of expenses or in-kind benefits provided pursuant to this Agreement shall be subject to the following conditions: (i) the expenses eligible for reimbursement or in-kind benefits in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; (ii) the reimbursement of eligible expenses or in-kind benefits shall be made promptly, subject to Company’s applicable policies, but in no event later than the end of the year after the year in which such expense was incurred; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

6.5(e)    For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

7.          Employment and Post-Employment Covenants.

7.1       Non-Solicitation. Executive agrees that during a period of 12 months following the termination of the Executive’s employment (the “Restrictive Period”), Executive shall not (a) solicit or in any manner encourage, either directly or indirectly, any existing employee of the Company to leave the Company for any reason; nor will he interfere in any other manner with the employment or business relationships at the time existing between the Company and its current or prospective employees or consultants; or (b) induce or attempt to induce any customer, supplier, distributor, licensee or other business affiliate of the Company to cease doing business with the Company or in any way interfere with the existing business relationship between any customer, supplier, distributor, licensee or other business affiliate and the Company.

7.2        Non-Disparagement.  Executive agrees, at all times following the Effective Date, not to, directly or indirectly, on his behalf or on behalf of any other person or entity, (a) take any action which is intended, or could reasonably be expected, to harm, disparage, defame, slander, or lead to unwanted or unfavorable publicity for the Company, its subsidiaries or any of their respective affiliates, or its or their respective equity holders, directors, officers, members, managers, partners, employees, representatives or agents, or otherwise take any action which could reasonably be expected to detrimentally affect the reputation, image, relationships or public view of any such person or entity or (b) attempt to do any of the foregoing, or assist, entice, induce or encourage any other person or entity to do or attempt to do any activity which, were it done by Executive, would violate any provision of this Section 7.2; provided, however, that Executive shall not be prohibited by this Section 7.2 from making truthful statements (i) when required by order of a court or other body of competent jurisdiction or as required by law or (ii) solely within the context of seeking judicial enforcement of legal or contractual rights against a person or entity.

7.3        Remedies.  Executive acknowledges that the duration of the Restrictive Period is fair is reasonably required for the protection of the Company's business interests, including its goodwill.  The Executive (a) acknowledges that his failure to comply with any requirement of this Section 7 this Agreement will cause the Company irreparable harm and that a remedy at law for such a failure would be an inadequate remedy; and (b) consents to the Company's obtaining from a court having jurisdiction specific performance, an injunction, a restraining order or any other equitable relief in order to enforce any such provision. The right to obtain such equitable relief shall be in addition to, and not in lieu of, any other remedy to which the Company is entitled under applicable law (including, but not limited to, monetary damages).

8.          General Provisions.

8.1        Successors and Assigns. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement.

8.2       Waiver. Either party's failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision or prevent that party thereafter from enforcing each and every other provision of this Agreement.

8.3       Attorney’s Fees. In the event of any dispute or claim relating to or arising out of Executive’s employment relationship with Company, this Agreement, or the termination of Executive’s employment with Company for any reason, the prevailing party in any such dispute or claim shall be entitled to recover its reasonable attorney’s fees and costs.

8.4       Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

8.5       Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. Executive has participated in the negotiation of the terms of this Agreement. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

8.6       Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the internal laws of the State of California.

8.7        Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy, facsimile transmission, or electronic transmission such as e-mail, upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt.

Notice shall be sent to the addresses set forth below each party’s signature, or such other address as either party may specify in writing.

8.8        Entire Agreement. This Agreement constitutes the entire agreement between the Parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of Executive and the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

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THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT AS SHOWN BELOW.

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EXECUTIVE:

/s/ Jean-Marc Bellemin
Jean-Marc Bellemin

Address:
[***]

COMPANY:

Iovance Biotherapeutics, Inc.

By: /s/ Maria Fardis

Maria Fardis
President & Chief Executive Officer
999 Skyway Road, Suite 150
San Carlos, CA 94070